Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-84344 and No. 333-87633) on Form S-8 and the registration statements (No. 333-130193, No. 333-134867 and No. 333-180684) on Form S-3 of Ferrellgas Partners, L.P. of our Independent Auditors’ Report dated May 29, 2015 on the consolidated balance sheet of Bridger Logistics, LLC and its subsidiaries as of December 31, 2012, and the related consolidated statements of operations, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements, which report appears in the Form 8-K of Ferrellgas Partners, L.P. dated June 1, 2015.

Shreveport, Louisiana

May 30, 2015